EXHIBIT (a)(1)(i)

MARSH & MCLENNAN COMPANIES, INC.
AMENDED AND RESTATED OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK
FOR NEW OPTIONS

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M., EASTERN TIME ON JUNE 30, 2005
UNLESS THIS OFFER IS EXTENDED

     Marsh & McLennan Companies, Inc., which is sometimes referred to herein as “the Company,” “MMC,” “our,” “us” and “we,” is offering eligible employees the opportunity to exchange outstanding options having an exercise price equal to or greater than US$38.68 per share (“eligible options”) to purchase shares of MMC’s common stock, par value $1.00 per share (“common stock”), for a number of new options set forth below.

     This Offer to Exchange Certain Outstanding Options, dated May 23, 2005, as amended on June 9, 2005 (the “offer to exchange”), relates to an offer to eligible employees to exchange eligible options, outstanding under the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan and any applicable predecessor plans, as amended (the “Plans”) for new options (the “new options”) to purchase shares of MMC’s common stock to be granted under the Plans, upon the terms and subject to the conditions set forth in the offer to exchange and the related MMC Stock Option Exchange Form (the “election form” and, together with the offer to exchange, as they may be amended from time to time, the “offer,” the “exchange program” or the “program”).

     We expect to grant the new options on or promptly after the first business day following the expiration of this offer. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the election form. Participation in the exchange program is voluntary.

      You are eligible to participate in the exchange program only if you:

  are an active employee of MMC or any of its subsidiaries on May 23, 2005, are receiving long-term disability benefits or are an employee on one of the following short-term leaves, as defined by MMC as of July 1, 2005:

  military leave;

  short-term disability leave;

  family medical leave;

  short-term personal leave;

  health leave; or

  other short-term leave approved by MMC;

  reside in an eligible country (as defined herein) at the new grant date;

  are not an executive officer of MMC covered by Section 16 (as defined herein) prior to 2005 (executive officers who became subject to Section 16 in 2005 will be eligible to participate);

  hold at least one eligible option on May 23, 2005; and

  remain an employee who meets the above requirements through the new grant date.

     The outstanding options that you hold under the Plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. When we use the term “option” in this offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

     If you elect to exchange options, you will not be eligible to receive new options unless you continue to be employed by MMC or any of its subsidiaries, and continue to reside in an eligible country through the new grant date.

     Each eligible employee who accepts the offer will receive a new option to purchase common stock in exchange for eligible options to purchase common stock that are accepted for exchange and cancelled. The number of shares underlying the new options was determined according to an exchange formula that is intended to provide participating employees with new options having an estimated Black-Scholes value (calculated as of May 18, 2005) equal to approximately 90% of the estimated value of their exchanged options, based upon the assumptions described in Section 7 of this offer to exchange. The Black-Scholes value of the new options on the grant date may be substantially different, depending on the fair market value of MMC stock as of the date of grant.

     If you are eligible to participate and you elect to exchange eligible options, you must exchange all or none of the outstanding eligible options that were granted to you on a single grant date at the same exercise price. If you have previously exercised a portion of your eligible options granted on a single grant date and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be exchanged in this program.

     All eligible options we accept pursuant to the offer will be cancelled shortly following the expiration of the offer, currently scheduled for 5:00 p.m. U.S. Eastern Time on June 30, 2005, and options accepted for exchange and cancelled will no longer be exercisable after that time. The eligible options that are accepted for exchange and cancelled are referred to herein as the “options accepted for exchange,” the “cancelled options” or the “surrendered options.”

     We will grant the new options on or promptly after the first business day following the expiration of this offer (the date on which we grant the new options being referred to as the “new grant date”).

     If you elect to exchange options as described in this offer, your election is accepted, you remain an employee of MMC or any of its subsidiaries, and you remain a resident of an eligible country through the new grant date, we will grant you new options under the Plans.

      Each new option will:

  have a per share exercise price equal to the average of the high and low prices of our common stock as quoted in the New York Stock Exchange Composite Tape on the date before the new grant date;

  vest and become exercisable on the later of the second anniversary of the new grant date and the original vesting date of the exchanged option it was granted in exchange for, conditioned upon continued employment with MMC or any of its subsidiaries. This means that all new options will be completely unvested and unexercisable on the new grant date, regardless of whether the exchanged options were partially or wholly vested or exercisable;

  have the same expiration date as the expiration date of the exchanged options; and

  not be treated as incentive stock options for U.S. federal income tax purposes.

     The terms and conditions of the new options will be similar to the exchanged options, except for the new option exercise price and the new vesting schedule and post-termination exercisability provisions. If you are a U.S. taxpayer, your new options will be non-qualified stock options for U.S. federal income tax purposes.

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     Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange your options.

     This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to certain conditions which we describe in Schedule A of this offer to exchange and the terms described in this offer.

     Shares of our common stock are quoted on the New York Stock Exchange under the symbol “MMC.” On May 18, 2005, the closing sales price of our common stock as quoted on the New York Stock Exchange was $29.25 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     As of May 18, 2005, options to purchase approximately 97 million shares of our common stock were granted and outstanding under all of MMC’s stock option plans. Of these options, eligible employees held eligible options to purchase a total of approximately 48 million shares of our common stock. The shares of common stock issuable upon exercise of options we are offering to exchange represent approximately 9% of the total shares of our common stock outstanding as of May 18, 2005.

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IMPORTANT

     If you wish to elect to exchange your options, you will find election instructions in the stock option exchange section of MMC PeopleLink at www.mmcpeoplelink.com, or www.mmcpeoplelink.ca in Canada. If you do not have access to the site, you will receive instructions along with the required documentation to make your exchange election via e-mail (if you provided us with an e-mail address) or your local mail service. Paper forms should be sent to MMC Global Compensation by interoffice mail, facsimile ((212) 345-4767) or regular mail to 1166 Avenue of the Americas, New York, New York 10036-2774. To participate, your online or paper election form must be received no later than 5:00 p.m. U.S. Eastern Time on June 30, 2005, unless the offer is extended. You will receive a confirmation by e-mail or mail, at our discretion, promptly after receipt of your completed election form. If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled. If you have technical difficulties with our internet site, please call 212-345-3500.

     We are not making this offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this offer to option holders in any such jurisdiction.

     MMC HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. MMC HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED STOCK OPTION EXCHANGE FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY MMC.

     NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF MMC OR ANY OF ITS SUBSIDIARIES OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF EMPLOYMENT, WAGES OR COMPENSATION. THE EMPLOYMENT RELATIONSHIP BETWEEN MMC OR ITS SUBSIDIARIES AND EACH EMPLOYEE REMAINS “AT WILL.”

     MMC RESERVES THE RIGHT TO AMEND OR TERMINATE THE PLANS AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE PLANS OR ANY OF MMC’S OTHER STOCK OPTION PLANS AND THIS OFFER TO EXCHANGE, DOES NOT IN ANY WAY OBLIGATE MMC TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OFFER TO EXCHANGE AT ANY FUTURE TIME. THE GRANT OF ANY OPTION AND ANY FUTURE OPTIONS GRANTED UNDER ANY PLAN OR IN RELATION TO THIS OFFER TO EXCHANGE IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY APPLICABLE LAW.

     Each option holder who elects to exchange his or her options acknowledges and agrees that, for the reasons described below, MMC or one of its subsidiaries may process sensitive personal data about such option holder. Such data may include, but shall not be limited to:

  Personal data: Name, address, telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport or visa information, age, language skills, drivers license information, birth certificate and employee number.

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  Employment information: Curriculum vitae or resume, salary or wage history, employment references, job title, employment or severance agreement, plan or benefit enrollment forms and elections and equity compensation or benefit statements.

  Financial information: Current wage and benefit information, personal bank account number, tax related information and tax identification number.

     MMC or one its subsidiaries may, from time to time, process and transfer this or other information for purposes of implementing and administering the offer to exchange and for subsequent internal compensation and benefit planning.

     The legal persons for whom an option holder’s personal data is intended are MMC and its subsidiaries, legal counsel to MMC (as selected by MMC from time to time), the accountants for MMC (as selected by MMC from time to time) and any other person that MMC may find in its administration of the offer to exchange to be appropriate. Each option holder who elects to exchange his or her options acknowledges that he or she has been informed of his or her right to access and correct any personal data by calling us at 212-345-3500 or sending an e-mail to MMC.Stock.Option.Group@mmc.com.

     MMC agrees to ensure that all personal and/or sensitive data that is transmitted will be kept confidential and used only for legitimate company purposes as described above.

     Each option holder who elects to exchange his or her options gives his or her explicit consent to MMC and its subsidiaries to process any such personal and/or sensitive data. Each option holder who elects to exchange his or her options also provides explicit consent to MMC and its subsidiaries to transfer any such personal and/or sensitive data outside of the country in which he or she is employed.

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TABLE OF CONTENTS
STOCK OPTION EXCHANGE PROGRAM

SCHEDULE A	CONDITIONS OF THIS OFFER
SCHEDULE B	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF MMC INC.
SCHEDULE C	SUMMARY FINANCIAL INFORMATION OF MMC INC.

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INDEX TO SUMMARY TERM SHEET

EXCHANGE PROGRAM DESIGN		1
1.	What is the stock option exchange program?	1
2.	Why are we making this offer to exchange?	2
3.	How does this exchange work?	2
4.	How many new options will I receive upon my election to participate in the offer?	3
5.	How was the number of shares underlying new options determined?	3
6.	What is Black-Scholes?	3
7.	What securities are we offering to exchange?	3
8.	Who is eligible to participate in this exchange?	4
9.	Who is ineligible to participate in this offer?	4
10.	When must I be an eligible employee?	4
11.	Are employees outside the United States eligible to participate in the offer?	5
12.	Are retirees eligible to participate?	5
13.	Does participation in the stock option exchange program create a right to continued employment?	5
14.	Do I have to participate in the stock option exchange offer?	5
15.	What happens if I leave MMC because my employment is terminated by the Company without cause, I
	die or I otherwise become ineligible at any time during the offer period but before the new options are granted?	5
16.	What if I change my place of residence prior to the new grant date?	5
17.	Why can’t MMC just reprice my options?	5
18.	Why can’t I just be granted additional options?	6
19.	If I participate, what will happen to my outstanding options to be exchanged?	6
20.	What happens to eligible options that I choose not to exchange?	6
21.	Will my participation in this exchange affect my eligibility to receive future stock option grants?	6
22.	What are the conditions to the offer?	6

ADMINISTRATION AND TIMING OF PROGRAM		6
23.	How do I participate in this offer to exchange?	6
24.	How do I find out the details about my existing stock options?	7
25.	What is the deadline to elect to exchange?	7
26.	What will happen if I do not submit my election as required by the deadline?	7
27.	During what period of time can I withdraw or change my election?	7
28.	Which options can be exchanged?	7
29.	How many shares will be covered by the new options that I receive in the exchange?	7
30.	How was the exchange ratio determined?	8
31.	Will I receive new options equal to only 90% of my outstanding options? Why would I want to exchange?	8
32.	Can I exchange the remaining portion of an eligible option that I have already partially exercised?	8
33.	Can I select which portion of an eligible option grant to exchange?	8
34.	Can I exchange both vested and unvested eligible options?	8
35.	What will be the per share exercise price of my new options?	9
36.	When will I receive my new options?	9
37.	When will the new options vest and become exercisable?	9
38.	How does the vesting schedule for new options work?	9
39.	If I die after new options are granted, how long do they remain exercisable?	10
40.	What will be the terms and conditions of my new options?	10
41.	When will the new options expire?	10
42.	What if my employment with MMC or any of its subsidiaries is terminated after the new options are granted?	10
43.	After the new grant date, what happens if my options end up underwater again?	10

OTHER IMPORTANT QUESTIONS		10

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44.	Are there any U.S. federal income tax consequences to my participation in this exchange?	10
45.	How should I decide whether or not to participate?	10

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STOCK OPTION EXCHANGE PROGRAM
SUMMARY TERM SHEET
FREQUENTLY ASKED QUESTIONS

     The following are answers to some of the questions that you may have about this offer. We urge you to read the following questions and answers carefully, as well as the Offer to Exchange Certain Outstanding Options (referred to in this document as the offer to exchange) and the election form. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this question and answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the exchange. Please review these FAQs and the other materials provided to ensure that you are making an informed decision regarding your participation in this exchange program.

      For your ease of use, the questions have been separated into three sections:

      1.      Exchange Program Design

      2.      Administration and Timing of Program

      3.      Other Important Questions

EXCHANGE PROGRAM DESIGN

1. What is the stock option exchange program?

     The stock option exchange program is an offer by MMC to allow eligible employees of MMC and its subsidiaries to exchange their outstanding options that have an exercise price equal to or greater than US$38.68 per share for new options. In addition:

  The exchange offer is designed to reduce the total number of shares subject to options.

  MMC's most senior executive officers will not be eligible to participate in the exchange offer.

  Only outstanding stock options underwater by 25% or more at the time the exchange offer begins are eligible for the exchange offer.

  Exchange ratios were set with the intention that each new stock option would have a Black- Scholes value that is equal to approximately 90% of the Black-Scholes value of the exchanged stock option, calculated as of May 18, 2005. The Black-Scholes value of new options on the grant date may be substantially different depending on the fair market value of MMC stock as of the date of grant.

  New vesting requirements will reinforce employee retention and ensure that those who are to benefit from future gains will remain with MMC through the next few critical years.

  The expiration date of the new options will be the same as the expiration date of the exchanged options.

     This exchange program is VOLUNTARY and will allow eligible employees to choose whether to keep their existing stock options at existing exercise prices and vesting schedules or to exchange those options for new options with a new exercise price and new vesting schedule. (See Section 2 of the offer for more information.)

2. Why are we making this offer to exchange?

     MMC's compensation philosophy is intended to attract, retain and motivate employees using an appropriate mix and level of cash and equity compensation. Stock options are an important part of the compensation program for our employees in that they can advance the interests of MMC and its stockholders by providing mutuality of interest between employees and stockholders.

     MMC's stock price decline has posed a major challenge to the overall goal of retaining and motivating employees whom MMC and stockholders rely upon to move MMC forward. Most of the stock options that were granted in recent years now have exercise prices significantly higher than the current trading price of MMC's common stock and, as such, are ineffective as retention or incentive tools for future performance. As of May 18, 2005, there were outstanding options to purchase an aggregate of over 97 million shares of MMC's common stock, with exercise prices ranging from $13.09 to $62.33. Of these options, approximately 63% are 25% or more underwater, based on the fair market value of MMC's common stock as of that date.

     The magnitude of this problem significantly weakens the effectiveness of MMC’s long-term incentive program and detracts from the effectiveness of overall compensation.

     The exchange offer has been designed with the objectives of reinforcing the retention and motivation value of the options and balancing the interests of employees and stockholders. Wherever possible, we have incorporated market "best practices" to address the key concerns of stockholders.

3. How does this exchange work?

     We are offering to exchange eligible options that have an exercise price equal to or greater than US$38.68 per share for a predetermined number of new options, rounded to the nearest whole share, based on the exchange ratio described above. The options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

     New stock options will be granted on or promptly after the first business day following the expiration of this offer at an exercise price equal to the average of the high and low prices of our common stock on June 30, 2005, the date before the expected grant date of July 1, 2005, as quoted in the New York Stock Exchange Composite Tape.

     Participating in the exchange program requires an eligible employee to make a voluntary election to exchange eligible stock options before 5:00 p.m. U.S. Eastern Time on June 30, 2005 after which time such election will be irrevocable.

     The exchange formula is intended to provide participating employees with new options having an estimated Black-Scholes value equal to approximately 90% of the estimated value of their exchanged options (calculated as of May 18, 2005). After consultation with an independent compensation consultant, we developed a valuation methodology by which we calculated, using the Black-Scholes valuation option pricing model and assumptions developed under that model, the estimated Black-Scholes value of each exchanged option and the estimated Black-Scholes value of each new option. The Black-Scholes value of new options on the grant date may be substantially different, depending on the fair market value of MMC stock as of the date of grant.

     Each new option will vest and become exercisable at the later of the second anniversary of the new grant date or the original vesting date of the option it was exchanged for, provided you continue to be employed with MMC or any of its subsidiaries. This means that all new options will be completely unvested and unexercisable on the new grant date, regardless of whether the exchanged options were partially or wholly vested or exercisable.

     Each new option will have the same expiration date as the exchanged option it was granted in exchange for. (See Section 7 of the offer for more information.)

4. How many new options will I receive upon my election to participate in the offer?

     The number of new options received for exchanged options will vary by grant. The election form provided to you in the stock option exchange section of MMC PeopleLink (www.mmcpeoplelink.com, or www.mmcpeoplelink.ca in Canada) (or on paper) includes an individualized statement of the number of new options that would be granted to you if you exchange eligible options in the offer.

5. How was the number of shares underlying new options determined?

The number of shares underlying new options offered in the exchange was determined according to an exchange formula that is intended to provide participating employees with new options having an estimated Black-Scholes value equal to approximately 90% of the estimated value of their exchanged options, calculated as of May 18, 2005. The Black-Scholes value of new options on the grant date may be substantially different, depending on the fair market value of MMC stock as of the date of grant. (See Question 6 for description of the Black-Scholes option pricing model.) The exchange ratios were calculated as of May 18, 2005, as follows:

a.	Calculate Black-Scholes value for each "old" option (i.e., for each set of options with common grant date) based on the assumptions described in Section 7 of the offer.

b.	Multiply the Black-Scholes value of the old option by 90%

c.	Calculate Black-Scholes value for new option, based on the assumptions described in Section 7 of the offer.

d.	Divide c by b.

e.	Round up to nearest tenth. This is the exchange ratio for each set of options.

The number of shares underlying new options offered is equal to the number of shares underlying old options, divided by the exchange ratio.

6. What is Black-Scholes?

The Black-Scholes option pricing model is a widely-used and accepted option valuation methodology that provides an estimate of what an outside investor would be willing to pay for an option with similar terms. Because the values are estimates, actual gains could be higher or lower, based on actual stock price performance.

7. What securities are we offering to exchange?

     We are offering eligible employees the opportunity to exchange outstanding eligible options to purchase shares of our common stock that (1) have an exercise price equal to or greater than US$38.68 per share and (2) are held by eligible employees who remain eligible from the date of the offer (May 23, 2005) through the new grant date (July 1, 2005), subject to the terms and conditions of the offer.

8. Who is eligible to participate in this exchange?

      Employees of MMC or any of its subsidiaries are eligible to participate in the exchange program only if they:

  are active employees, are employees receiving long-term disability benefits, or are employees on one of the following short-term leaves, as defined by MMC as of July 1, 2005:

  Military leave;

  Short-term disability leave;

  Family medical leave;

  Short-term personal leave;

  Health leave;

  Other short-term leave approved by MMC;

  Reside in an eligible country (Argentina, Australia, Austria, Barbados, Belgium, Bermuda, Brazil, Canada, Cayman Islands, Chile, China, Colombia, Denmark, Fiji, Finland, France, Germany, Greece, Hong Kong, Hungary, Indonesia, India, Ireland, Israel, Italy, Japan, Korea, Luxembourg, Malaysia, Mexico, the Netherlands, New Zealand, Nigeria, Norway, Oman, Papua New Guinea, Peru, the Philippines, Poland, Portugal, Puerto Rico, the Russian Federation, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Arab Emirates, the United Kingdom, the United States, and Venezuela (collectively, the “eligible countries”) at the new grant date.

  Are not an executive officer of MMC covered by Section 16 prior to 2005. (Executive officers who became subject to Section 16 in 2005 will be eligible to participate);

  Hold at least one eligible option on May 23, 2005; and

  Remain an employee who meets the above requirements through the new grant date.

9. Who is ineligible to participate in this offer?

      The following groups are not eligible to participate in the offer:

  Retirees;

  Persons on short-term leave other than one of the short-term leaves described above;

  Employees of MMC or any of its subsidiaries who reside in countries other than eligible countries listed above;

  Terminated employees.

     In addition, all of the Company’s current or former executive officers covered by Section 16 (“Section 16”) under the U.S. Securities Exchange Act of 1934, as amended, prior to 2005 are excluded from the exchange offer. However, executive officers who became subject to Section 16 in 2005 will be eligible to participate in the exchange offer.

10. When must I be an eligible employee?

     To participate in the offer and receive a grant of new options, you must be an eligible employee on the date the offer commences (May 23, 2005), the date the offer ends (currently scheduled for June 30, 2005) and the date new options are granted (currently scheduled for July 1, 2005). Your status as an eligible employee does not have to be continuous from the date the offer commences through the date we grant new options as long as you qualify as an eligible employee on each of the three specified dates. If you are not an eligible employee on the date the offer ends, any election you made to participate in the offer will be automatically voided and your existing eligible options will remain outstanding and unchanged.

11. Are employees outside the United States eligible to participate in the offer?

     Participation in the exchange offer is open to all eligible employees of MMC and its subsidiaries who hold options eligible for exchange and reside in an eligible country. However, the Company reserves the right to exclude from the exchange offer option holders in any jurisdiction in which participation in the exchange offer is not practicable under the laws of such jurisdiction.

12. Are retirees eligible to participate?

     No. The purpose of the offer is to retain, motivate and provide an incentive to our current eligible employees. Including retirees in the offer would be inconsistent with the purpose of the offer.

13. Does participation in the stock option exchange program create a right to continued employment?

     No. Your election to exchange your eligible options and receive a grant of new options gives you no legal or other right to continued employment for any period.

14. Do I have to participate in the stock option exchange offer?

No. Participation in the stock option exchange offer is completely voluntary. Although the Board of Directors has approved the offer, neither MMC nor the Board of Directors is making any recommendation as to your participation in the Stock Option Exchange Program. The decision to participate must be yours. You should consult your legal, investment and/or tax advisors for advice on the tax or other investment-related implications of participating in the offer.

15. What happens if I leave MMC because my employment is terminated by the Company without cause, I die or I otherwise become ineligible at any time during the offer period but before the new options are granted?

     If you are not an eligible employee for any reason on the date new options are granted (currently scheduled for July 1, 2005), any election you made to participate in the offer will be automatically voided and your existing eligible options will remain outstanding.

16. What if I change my place of residence prior to the new grant date?

     If you change your place of residence to a country other than an eligible country, any election you made to participate in the offer will be automatically voided and your existing eligible options will remain outstanding.

17. Why can’t MMC just reprice my options?

     The exchange offer has been designed with the objectives of reinforcing the retention and motivation value of the options and balancing the interests of employees and stockholders. A repricing would not meet all of these objectives. For example, it would provide options with a value greater than the value of existing options and it would not reduce the number of shares subject to outstanding options. Accordingly, a repricing of options was not proposed to MMC’s stockholders. (See Section 10 of the offer for more information.)

18. Why can’t I just be granted additional options?

     Because of the large number of options with exercise prices equal to or greater than US$38.68 per share, an additional grant of new options to all of these option holders could have a negative effect on our stock dilution, outstanding shares and share price.

19. If I participate, what will happen to my outstanding options to be exchanged?

     Options that are accepted for exchange under this program will be cancelled on July 1, 2005, unless we extend this offer, in which case such options will be cancelled at the expiration of the offer as extended. The shares of common stock underlying options exchanged that are not the subject of new options will not be available for future awards under the plans.

20. What happens to eligible options that I choose not to exchange?

     Eligible options that you choose not to exchange remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

21. Will my participation in this exchange affect my eligibility to receive future stock option grants?

     Participation or non-participation in this program will have no effect on your consideration for future stock option grants. Your eligibility is determined under the terms and conditions of the plans. (See Section 5 of the offer for more information.)

22. What are the conditions to the offer?

     The offer is subject to a number of conditions including the conditions described in Schedule A. The offer is not conditioned upon a minimum aggregate of options being elected for exchange. (See Schedule A of the offer for more information.)

ADMINISTRATION AND TIMING OF PROGRAM

23. How do I participate in this offer to exchange?

     If you wish to elect to exchange your options, you will find election instructions in the stock option exchange section of MMC PeopleLink at www.mmcpeoplelink.com, or www.mmcpeoplelink.ca in Canada. If you do not have access to the site, you will receive instructions along with the required documentation to make your exchange election via e-mail (if you provided us with an e-mail address) or your local mail service. To participate, your online or paper election form must be received no later than 5:00 p.m. U.S. Eastern Time on June 30, 2005, unless the offer is extended. Paper forms should be faxed to MMC Global Compensation at 212-345-4767.

     You will receive a confirmation by e-mail (if you have provided us with an e-mail address) or your local mail service, at our discretion, promptly after we receive your completed election. If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled. In addition, you will receive a notice confirming the number of new options that have been granted to you.

     For questions about the exchange or if you have technical difficulties with our internet site, please call 212-345-3500.

     We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept all options properly elected for exchange promptly after the expiration of this offer. (See Section 3 of the offer for more information.)

24. How do I find out the details about my existing stock options?

     Information on your eligible options is available on the stock option exchange section of MMC PeopleLink located at www.mmc.peoplelink.com, or www.mmcpeoplelink.ca in Canada. If you do not have access to the website, you will receive the information from MMC Global Compensation via e-mail (if you have provided us with an e-mail address) or your local mail service.

25. What is the deadline to elect to exchange?

     The deadline to participate in this program is 5:00 p.m. U.S. Eastern Time on June 30, 2005 unless the offer is extended by us. This means that your completed election form must be received by MMC before that time, either electronically or on paper via fax to MMC Global Compensation at 212-345-4767.

     We may, in our discretion, extend this offer at any time, but we cannot assure you that this offer will be extended or, if extended, for how long. If this offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. U.S. Eastern Time on the next business day following the previously scheduled expiration of this offer. If this offer is extended, you must deliver your election form before the extended expiration of this offer.

26. What will happen if I do not submit my election as required by the deadline?

     If you do not make an electronic election or fax in a paper form to MMC Global Compensation by the deadline, then you will not participate in the option exchange and all stock options currently held by you will remain unchanged with their original exercise price, vesting schedule and expiration date. (See Sections 1 and 3 of the offer for more information.)

27. During what period of time can I withdraw or change my election?

     You can withdraw or change your previously submitted election to exchange options at any time before 5:00 p.m. U.S. Eastern Time on June 30, 2005. If this offer is extended by us beyond that time, you can withdraw or change your election at any time until the extended expiration of this offer.

     To change or withdraw your previously submitted election, you must make an electronic election in the stock option exchange section of MMC PeopleLink ( www.mmcpeoplelink.com, or www.mmcpeoplelink.ca in Canada), or submit a replacement MMC Stock Option Exchange Form in the same manner described above, and we must receive the change or withdrawal election notice before the election deadline. It is your responsibility to confirm that we have received your correct election form before the deadline. In all cases, the last election form submitted and received prior to the deadline date will prevail. (See Section 4 of the offer for more information.)

28. Which options can be exchanged?

     If you are eligible to participate in this offer, you may only elect to exchange outstanding options that have an exercise price equal to or greater than US$38.68 per share and that are outstanding under our plans. If you elect to submit an eligible option for exchange, you must exchange the entire grant – you may not exchange only a portion of the grant. (See Section 1 of the offer for more information.)

29. How many shares will be covered by the new options that I receive in the exchange?

     The exchange ratio refers to the ratio of the number of shares covered by an exchanged option to the number of shares covered by a new option.

     Exchange ratios for options offered for exchange may vary based on the exercise price and expiration date, as well as the fair market value of MMC’s common stock as of May 18, 2005.

     The following table provides the exchange ratios for some of the option grants which are eligible for exchange. For a complete list of exchange ratios, see the table in Section 7 of the offer to exchange. Please see the stock option exchange section of MMC PeopleLink (www.mmcpeoplelink.com, or www.mmcpeoplelink.ca in Canada) for your personal information or refer to the materials sent to you.

	Exercise Price of	Exchange
Original Grant Date	Options Exchanged	Ratio

3/16/2000	$43.63	2.7 for 1
3/15/2001	$46.10	2.7 for 1
3/21/2002	$56.10	3.6 for 1
3/20/2003	$42.99	2.0 for 1
3/17/2004	$46.14	2.1 for 1

30. How was the exchange ratio determined?

     The number of shares underlying the new options was determined according to an exchange formula that is intended to provide participating employees with new options having an estimated Black-Scholes value equal to approximately 90% of the estimated value of their exchanged options, calculated as of May 18, 2005, based upon the valuation methodology and assumptions described in Section 7 of the offer to exchange. The Black-Scholes value of new options on the grant date may be substantially different, depending on the fair market value of MMC stock as of the date of grant.

     We expect to grant the new options on or promptly after the first business day following the expiration of this offer. The new options will have terms similar to the existing options, except for a new exercise price and vesting schedule.

31. Will I receive new options equal to only 90% of my outstanding options? Why would I want to exchange?

     While new options will have an estimated Black-Scholes value equal to approximately 90% of the value of exchanged options calculated as of May 18, 2005, the offer allows you to exchange a greater number of deeply underwater options for a fewer number of options with an exercise price equal to the fair market value of MMC common stock on the date before the grant date.

32. Can I exchange the remaining portion of an eligible option that I have already partially exercised?

      Yes, any remaining outstanding, unexercised eligible options can be exchanged.

33. Can I select which portion of an eligible option grant to exchange?

     No. If you choose to exchange a grant, the entire outstanding, unexercised option grant with the same grant date will be exchanged and cancelled.

34. Can I exchange both vested and unvested eligible options?

     Yes. You can exchange eligible options, whether or not they are vested. But note that all new options will be unvested at the grant date, regardless of whether or not the exchanged options were vested.

35. What will be the per share exercise price of my new options?

     The exercise price per share for the new options is expected to be the average of the high and low prices of our common stock as quoted in the New York Stock Exchange Composite Tape on the date before the new grant date. The new grant date is expected to be July 1, 2005. (See Sections 2 and 7 of the offer for more information.)

36. When will I receive my new options?

     We will grant the new options on the first business day after the expiration of this offer, at the same time as the options you elected to exchange are cancelled. If this offer expires on June 30, 2005, we would expect to grant the new options on July 1, 2005, which is the first business day following the scheduled expiration of this offer. (See Section 5 of the offer for more information.)

37. When will the new options vest and become exercisable?

     Each new option will vest and become exercisable at the later of the second anniversary of the new grant date or the original vesting date of the exchanged option it was granted in exchange for, conditioned upon continued employment with MMC or any of its subsidiaries. This means that all new options will be completely unvested and unexercisable on the new grant date, regardless of whether the exchanged options were partially or wholly vested or exercisable.

     In general, the vesting and exercisability of new options are conditioned upon continued employment with MMC or any of its subsidiaries. New options are subject to similar terms and conditions of the corresponding exchanged options. The terms and conditions of your outstanding option may provide that they will become vested and exercisable upon termination of employment because of death, disability or retirement. New options are subject to similar terms and conditions, except that even options that become vested upon termination of employment will not generally be exercisable until the later of the second anniversary of the new grant date or the original vesting date of the exchanged option. (See Section 7 of the offer for more information.)

38. How does the vesting schedule for new options work?

     New options will be unvested and unexercisable when they are granted, even if the exchanged options were already vested. They will vest on the later of July 1, 2007 (assuming the new grant date is July 1, 2005) or the scheduled vesting date of the exchanged option. Here are two examples:

  If the exchanged options are already vested, the new options will vest 100% on July 1, 2007.

  If the exchanged options are not yet vested, here is how new options will vest. Note that options currently vest at 25% per year over four years. For this example, assume you received a grant on August 17, 2004, and that these options are eligible for exchange, and you elect to do so.
25% of eligible options would have vested on…	25% of new options will vest on…
8/17/05	7/1/07 (two years from grant date)
8/17/06	7/1/07 (two years from grant date)
8/17/07	8/17/07 (later of two years from grant date or scheduled vesting date)
8/17/08	8/17/08 (later of two years from grant date or scheduled vesting date)

39. If I die after new options are granted, how long do they remain exercisable?

      In the event of your death, options vest immediately and remain exercisable for one year.

40. What will be the terms and conditions of my new options?

     The terms and conditions of the new options granted under this exchange program will be similar to the exchanged options, except for the new option exercise price and the new vesting schedule and post-termination exercisability provisions. You are encouraged to consult the plans and related prospectus for complete information about the terms of the new options, which will be mailed to you at the time of your option grant. Each new option will have the same expiration date as the option it was granted in exchange for. If you are a U.S. resident, your new options will be non-qualified stock options for U.S. federal income tax purposes. (See Section 7 of the offer for more information.)

41. When will the new options expire?

      Each new option will have the same expiration date as the option exchanged.

42. What if my employment with MMC or any of its subsidiaries is terminated after the new options are granted?

     If your employment with MMC or any of its subsidiaries is terminated due to early or normal retirement or total and permanent disability, your new options will vest and become exercisable on the later of the second anniversary of the new grant date or the vesting date of the original option. Your options are immediately vested in the event of your death. Options are forfeited for all other terminations of employment. (See Section 7 of the offer for more information.)

43. After the new grant date, what happens if my options end up underwater again?

     We are conducting this offer at this time because of MMC’s recent stock price decline. This is an offer that we do not expect to offer again in the future. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the offer for more information.)

OTHER IMPORTANT QUESTIONS

44. Are there any U.S. federal income tax consequences to my participation in this exchange?

     If you accept this offer and are a tax resident of the United States, under current U.S. law, you should not recognize income for U.S. federal income tax purposes either when your exchanged options are cancelled or the new options are granted.

     Tax consequences may vary depending on each individual employee’s circumstances. Included as part of this offer to exchange is information regarding the material U.S. federal income tax consequences of the offer in the United States. You should review this information carefully before deciding whether or not to participate in the offer. (See Section 12 of the offer for more information.)

45. How should I decide whether or not to participate?

     The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business.

      We understand that this will be a challenging decision for all eligible employees. THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE NEW GRANT DATE. Employees holding eligible options should also consider the potential income tax consequences before deciding to participate in the exchange. (See Sections 12, 15 and 16 of the offer for more information.)

THIS OFFER

1. Eligibility; Number of Options; Expiration Time.

     Upon the terms and subject to the conditions of this offer, we will exchange options to purchase common stock granted under the Plans for new options granted under the same Plans, provided that the applicable options are properly elected for exchange and not validly withdrawn in accordance with Section 4 of this offer before the “expiration time,” as defined below.

      You are eligible to participate in the exchange program only if you:

  are an active employee of MMC or any of its subsidiaries on May 23, 2005, are receiving long-term disability benefits or are an employee on one of the following short-term leaves, as defined by MMC as of July 1, 2005:

  military leave;

  short-term disability leave;

  family medical leave;

  short-term personal leave; health leave;

  or other short-term leave approved by MMC;

  reside in an eligible country at the new grant date;

  are not an executive officer of MMC covered by Section 16 prior to 2005 (executive officers who became subject to Section 16 in 2005 will be eligible to participate);

  hold at least one eligible option on May 23, 2005; and

  remain an employee who meets the above requirements through the new grant date.

     The outstanding options that you hold under the Plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. When we use the term “option” in this offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

     If you elect to exchange options, you will not be eligible to receive new options unless you continue to be employed by MMC or any of its subsidiaries, and continue to reside in an eligible country through the new grant date.

     If you are eligible and choose to participate, you may only elect to exchange options (the terms “option” or “options” refer to an entire option grant) that have an exercise price equal to or greater than US$38.68 per share. That is, you must exchange all or none of the outstanding options granted to you on a single grant date at the same exercise price.

     If you have previously exercised a portion of your options granted on a single grant date at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be surrendered in this program.

     If you properly exchange your eligible options and your options are accepted for exchange, the exchanged options will be cancelled and, subject to the terms of this offer, you will be entitled to receive that number of new options determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable plan. The exchanged options accepted for exchange will no longer be exercisable after cancellation.

     The exchange formula is intended to provide participating employees with new options having an estimated Black-Scholes value equal to approximately 90% of the estimated value of their exchanged options (calculated as of May 18, 2005). After consultation with an independent compensation consultant, we developed a valuation methodology by which we calculated, using the Black-Scholes valuation option pricing model and assumptions developed under that model, the estimated Black-Scholes value of each exchanged option and the estimated Black-Scholes value of each new option. The Black-Scholes value of new options on the grant may be substantially different, depending on the fair market value of MMC stock as of the date of grant.

     We will not grant any new options exercisable for fractional shares. Instead, if the exchange formula yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

     Unless prevented by law or applicable regulations, eligible options accepted for exchange and cancelled will be replaced with new options granted under our Plans. The new options will have a new exercise price, new vesting schedule and post-termination exercisability provisions, the same expiration date and will cover a smaller number of shares of our common stock. The new options will be non-qualified stock options for U.S. federal income tax purposes. The new options otherwise will have the terms and be subject to the conditions as provided for in the Plans.

     The per share exercise price of the new options will be equal to the average of the high and low prices of our common stock as quoted in the New York Stock Exchange Composite Tape on the date before the new grant date.

     The term “expiration time” means 5:00 p.m. U.S. Eastern Time on June 30, 2005, unless and until we, in our discretion, extend the period of time during which this offer will remain open, in which event the term “expiration time” refers to the latest time and date at which this offer, as so extended, expires. See Section 14 of this offer to exchange for a description of our rights to extend, delay, terminate and amend this offer.

     If we decide to take any of the following actions, we will extend the offer if legally required and will publish notice or otherwise notify you of such action in writing after the date of such notice:

  we increase or decrease the amount of consideration offered for the options;

  we decrease the number of options eligible to be elected for exchange in this offer; or

  we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

     For purposes of this offer, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

2. Purpose of this Offer.

We granted the options to promote our long-term growth and success and the creation of stockholder value by:

  encouraging employees to focus on critical long-range objectives;

  encouraging the attraction and retention of employees with exceptional qualifications; and

  linking employee’s interests directly to those of stockholders through increased stock ownership.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly greater than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the average of the high and low prices of our common stock as quoted in the New York Stock Exchange Composite Tape on the date before the new grant date, we intend to provide our eligible employees with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for employees and thereby maximize stockholder value.

     Except as otherwise disclosed in this offer or in our filings with the U.S. Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein as described under “Additional Information”, as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

      (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving us; (b) any purchase, sale or transfer of a material amount of our assets; (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d) any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

      (e) any other material change in our corporate structure or business;

     (f) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

     (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

      (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

      (i) the acquisition by any person of any of our securities or the disposition of any of our securities; or

     (j) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3. Procedures for Electing to Exchange Options.

     Proper Exchange of Options. If you wish to elect to exchange your options, you will find election instructions in the stock option exchange section of MMC PeopleLink at www.mmcpeoplelink.com, or www.mmcpeoplelink.ca in Canada. If you do not have access to the site, you will receive instructions along with the required documentation to make your exchange election via e-mail (if you provided us with an e-mail address) or your local mail service. Paper forms should be sent to MMC Global Compensation by interoffice mail, facsimile ((212) 345-4767) or regular mail to 1166 Avenue of the Americas, New York, New York 10036-2774. To participate, your online or paper election form must be received no later than 5:00 p.m. U.S. Eastern Time on June 30, 2005, unless the offer is extended. You will receive a confirmation by e-mail (if you have provided us with an e-mail address) or mail, at our discretion, promptly after receipt of your completed election form. If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the expiration of this offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled.

       If you have technical difficulties with our internet site, please call 212-345-3500.

      If you do not turn in your election form or make an electronic election by the expiration time, then you will not participate in the option exchange, and all stock options currently held by you will remain intact with their original exercise price and with their original terms.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING MMC’S STOCK OPTION EXCHANGE FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this offer or any defect or irregularity in any election. If we waive any of the conditions of this offer we will do so for all option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

     Subject to our rights to extend, terminate and amend this offer, we currently expect that we will accept promptly after the expiration of this offer all properly surrendered options that have not been validly withdrawn.

     Data Privacy. By electing to exchange your options, you acknowledge and agree that, for the reasons described below, MMC or one of its subsidiaries may process sensitive personal data about you. Such data may include, but shall not be limited to:

•   Personal data: Name, address, telephone number, fax number, email address, family size, marital status, sex, beneficiary information, emergency contacts, passport or visa information, age, language skills, drivers license information, birth certificate and employee number.

•    Employment information: Curriculum vitae or resume, salary or wage history, employment references, job title, employment or severance agreement, plan or benefit enrollment forms and elections and equity compensation or benefit statements.

•    Financial information: Current wage and benefit information, personal bank account number, tax related information and tax identification number.

     MMC or one its subsidiaries may, from time to time, process and transfer this or other information for purposes of implementing and administering the offer to exchange and for subsequent internal compensation and benefit planning.

     The legal persons for whom your personal data is intended are the MMC and its subsidiaries, legal counsel to MMC (as selected by MMC from time to time), the accountants for MMC (as selected by MMC from time to time) and any other person that MMC may find in its administration of the offer to exchange to be appropriate. By electing to exchange your options, you acknowledge that you have been informed of your right to access and correct any personal data by contacting us at 212-345-3500.

     MMC agrees to ensure that all personal and/or sensitive data that is transmitted will be kept confidential and used only for legitimate Company purposes as described above.

     By electing to exchange your options, you give your explicit consent to MMC and its subsidiaries to process any such personal and/or sensitive data. You thereby also provide explicit consent to MMC and its subsidiaries to transfer any such personal and/or sensitive data outside of the country in which you are employed.

4. Withdrawal Rights.

      You can only withdraw your elected options in accordance with the provisions of this Section 4.

     You can withdraw your elected options at any time before 5:00 p.m. Eastern Time on June 30, 2005 (the “expiration time”). If the expiration time is extended by us, you can withdraw your elected options at any time until the extended expiration of this offer.

     If we have not accepted your options elected for exchange by 5:00 p.m. Eastern Time on July 19, 2005, you can also withdraw your options elected for exchange after July 19, 2005.

     To validly withdraw elected options, you must submit a replacement MMC Stock Option Exchange Form in the same manner as your original Exchange Form was submitted or make a new electronic election. We must RECEIVE the new election form before the expiration time.

     Providing us with a properly completed new election form that does not select any option grants and that is submitted in the same manner as your original election form will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new election form indicating the withdrawal of your elected options before the expiration time. If you elect to withdraw options, you must withdraw all of the outstanding options granted to you on the same grant date and at the same exercise price.

     You cannot rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of this offer, unless you properly re-elect to exchange those options before the expiration time by following the procedures described in Section 3.

     Neither MMC nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final, conclusive and binding.

5. Acceptance of Options for Exchange and Issuance of New Options.

     Upon the terms and subject to the conditions of this offer, including those conditions listed on Schedule A, and promptly following the expiration of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration time. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this offer confirming that your options have been accepted for exchange and cancelled.

     If your options are properly elected for exchange and accepted by us, we will cancel your options following the expiration of this offer, and you will be granted new options on the new grant date. The new grant date will be on or promptly after the first business day following the expiration of the offer.

     If you cease to be employed by MMC or any of our subsidiaries, whether voluntarily, involuntarily or for any other reason, before your new option is granted, your election to participate in the offer will be automatically voided and your existing eligible options will remain outstanding. Also, if you change your place of residence to a country other than the United States or another eligible country, your election to participate in the offer will be automatically voided and your existing eligible options will remain outstanding.

     For purposes of this offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options, such notice may be given by press release, e-mail or letter. Subject to our rights to extend, terminate and amend this offer, we currently expect that you will receive your new options as promptly as practicable after the new grant date.

6. Price Range of Common Stock Underlying the Options.

     Our common stock is quoted on the New York Stock Exchange under the symbol “MMC.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the New York Stock Exchange.

	HIGH	LOW

Fiscal Year Ended December 31, 2003
First Quarter	$49.50	$38.27
Second Quarter	54.97	42.27
Third Quarter	53.98	47.50
Fourth Quarter	49.48	41.75

Fiscal Year Ended December 31, 2004
First Quarter	$49.69	$45.67
Second Quarter	47.51	42.05
Third Quarter	46.66	42.10
Fourth Quarter	47.35	22.75

Fiscal Year Ending December 31, 2005
First Quarter	$34.25	$27.00
Second Quarter (through May 18, 2005)	30.90	27.21

     As of May 18, 2005, the last reported sale price of our common stock, as reported by the New York Stock Exchange, was $29.25 per share.

     WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

7. Source and Amount of Consideration; Terms of New Options.

     Consideration. We will issue new options, subject to applicable laws and regulations, to purchase common stock under the Plans in exchange for outstanding eligible options properly elected for exchange and accepted by us. The number of shares of common stock subject to the new options to be granted to each option holder will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the Plans.

     The number of shares underlying the new options was determined according to an exchange formula that is intended to provide participating employees with new options having an estimated value equal to approximately

90% of the estimated value of their surrendered options (calculated as of May 18, 2005), based upon the assumptions described below. We calculated the values of the surrendered options and the new options using the Black-Scholes option pricing model. The number of shares subject to new options was determined by calculating an exchange ratio for each option grant, equal to the Black-Scholes value of the new option divided by 90% of the Black-Scholes value of the exchanged option, in each case calculated as of May 18, 2005. The aggregate number of shares subject to new options offered is equal to the aggregate number of shares subject to exchanged options divided by the exchange ratio.

     The Black-Scholes option values take into account (i) the market price of our common stock on May 18, 2005, (ii) the exercise price of the option, (iii) the expected volatility of our common stock over the projected life of the option, (iv) the remaining life of the option, (v) the risk-free interest rate over the projected life of the option, and (vi) the expected dividends on our common stock.

     For purposes of the valuation of the surrendered options eligible for exchange, we used (i) the average of the high and low prices of our common stock on May 18, 2005, which was $29.01, (ii) common stock price volatility measure of 25%, (iii) the actual remaining life of each surrendered option grant, (iv) risk free interest rate, based on Treasury STRIPS, ranging from 3.66% to 4.23%, and (v) a dividend yield of 2.34% ..

     For purposes of the valuation of the new option grants that we will issue in the offer, we used (i) the average of the high and low prices of our common stock on May 18, 2005, which was $29.01, (ii) an estimated exercise price of $29.01, (iii) a volatility measure of 25%, (iv) the actual remaining life of each surrendered option grant, (v) a risk-free interest rate, also based on Treasury STRIPS, ranging from 3.66% to 4.23%, and (vi) a dividend yield of 2.34% .

     We will not issue any new options exercisable for fractional shares. Instead, if the exchange formula yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

     Based upon the Black-Scholes option pricing model and the assumptions described above, the number of shares of MMC common stock underlying the new option grants will be determined pursuant to the following exchange ratios:

Shares Underlying Eligible Options	Exercise Price (US$)	Expiration Date of Eligible Options	Exchange Ratio[1]	Shares Underlying New Options

24,000	38.81	07/15/2009	2.2 for 1	10,909
85,200	40.31	11/17/2009	2.3 for 1	37,043
344,378	42.42	12/19/2009	2.6 for 1	132,453
5,000	42.42	12/31/2008	3.0 for 1	1,667
324,000	51.53	01/19/2010	4.3 for 1	75,349
6,424,800	43.63	03/15/2010	2.7 for 1	2,379,556
2,400	43.63	08/31/2008	3.5 for 1	686
6,000	43.63	01/31/2009	3.2 for 1	1,875
3,000	43.63	06/30/2009	2.9 for 1	1,034
20,000	50.97	04/09/2010	4.0 for 1	5,000
157,585	48.22	05/11/2010	3.3 for 1	47,753
56,000	53.31	05/17/2010	4.4 for 1	12,727
20,000	53.02	06/30/2010	4.2 for 1	4,762
46,000	58.84	07/27/2010	5.6 for 1	8,214
15,200	61.96	09/20/2010	6.3 for 1	2,413
1,000	62.33	11/15/2010	6.1 for 1	164
55,000	51.33	01/17/2011	3.5 for 1	15,714
8,497,072	46.10	03/14/2011	2.7 for 1	3,147,064
1,000	46.10	08/31/2008	4.2 for 1	238
5,000	46.10	01/31/2009	3.8 for 1	1,316
5,000	46.10	12/31/2008	3.8 for 1	1,316
3,000	46.10	06/30/2009	3.5 for 1	857
66,000	51.74	05/16/2011	3.4 for 1	19,412
30,000	50.21	07/17/2011	3.1 for 1	9,677
2,000	48.86	07/27/2011	2.9 for 1	690
82,500	52.83	11/14/2011	3.3 for 1	25,000
43,000	52.07	01/16/2012	3.1 for 1	13,871
12,614,240	56.00	03/20/2012	3.6 for 1	3,503,956
1,000	56.00	08/31/2008	9.2 for 1	109
2,000	56.00	01/31/2009	7.5 for 1	267
8,000	56.00	12/31/2008	7.6 for 1	1,053
2,000	56.00	06/30/2009	6.4 for 1	313
14,000	51.16	05/15/2012	2.9 for 1	4,828
68,900	42.90	07/17/2012	2.1 for 1	32,810
50,000	45.77	09/18/2012	2.3 for 1	21,739
53,500	46.63	11/20/2012	2.3 for 1	23,261
28,000	48.72	01/15/2013	2.5 for 1	11,200
11,149,960	42.99	03/19/2013	2.0 for 1	5,574,980
1,000	42.99	08/31/2008	3.3 for 1	303
7,000	42.99	12/31/2008	3.1 for 1	2,258
1,000	42.99	06/30/2009	2.8 for 1	357
165,000	48.74	05/14/2013	2.4 for 1	68,750
28,000	51.79	06/29/2013	2.7 for 1	10,370
12,000	49.23	09/14/2013	2.4 for 1	5,000
35,000	43.91	11/19/2013	2.0 for 1	17,500
7,321,900	46.14	03/16/2014	2.1 for 1	3,486,619
15,500	43.58	05/19/2014	1.9 for 1	8,158
50,000	43.62	06/20/2014	1.9 for 1	26,316

[1] The Exchange Ratio represents the number of shares underlying eligible options to be exchanged for shares underlying new options.

    Terms of New Options. The terms of the new options are expected to be similar to the related surrendered options cancelled in the exchange, except that (i) the new options are expected to be granted on the first business day following the expiration of this offer; (ii) the new options will vest at the later of the second anniversary of the new grant date and the original vesting date of the eligible option it was granted in exchange for, conditioned upon continued employment with MMC or any of its subsidiaries, regardless of whether the surrendered options were partially or wholly vested or exercisable prior to their replacement; (iii) the new options will not be exercisable following termination of employment because of disability or early or normal retirement until the later of the second anniversary of the new grant date and the original vesting date of the eligible option it was granted in exchange for, (iv) the new options will have the same expiration date as the eligible option it was granted in exchange for; (v) the per share exercise price of the new options will be the average of the high and low prices of our common stock as quoted on the New York Stock Exchange on the date before the new grant date; and (vi) the number of shares underlying the new options will be determined as described above.

     The terms and conditions of your eligible options are set forth in the Plans under which they are outstanding. The description of the new options set forth herein is only a summary of some of the material provisions of the Plans under which they will be granted, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the Plans. Additional information regarding the Plans may be found in the S-8 Registration Statements and related prospectus prepared by us in connection with the Plans. A copy of the applicable plan prospectus was mailed to you at the time of your option grant(s).

     Exercise. Generally, you may exercise the vested portion of your new option at any time. Except as noted below, if your employment with MMC or any its subsidiaries terminates prior to your new option becoming vested, you will not be able to exercise the portion of your new option that is not vested. If your employment with MMC or any of its subsidiaries is terminated due to early or normal retirement or total and permanent disability, your new options will vest and become exercisable on the later of the second anniversary of the new grant date or the vesting date of the original option. In the event of your death, options vest immediately and remain exercisable for one year.

     Income Tax Consequences of the Option Exchange. You should refer to Section 12 for a discussion of the material U.S. federal income tax consequences of the exchange of options under the offer.

     Registration and Sale of Option Shares. All shares of common stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of all new options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an “affiliate” of MMC, you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

     PLEASE NOTE THAT SECURITIES LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES. PLEASE CONSULT A LAWYER PRIOR TO TRADING MMC SHARES ACQUIRED ON THE EXERCISE OF YOUR NEW OPTIONS.

8.   Information Concerning MMC.

     MMC is a global professional services firm with origins dating from 1871 in the United States. MMC is the parent company of various subsidiaries and affiliates that provide clients with analysis, advice and transactional capabilities in the fields of risk and insurance services, investment management and consulting and human resource services.

     Summary financial information is attached to this offer to exchange as Schedule C.

     For additional information regarding MMC’s and our consolidated subsidiaries’ financial information, please refer to (i) the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Consolidated Financial Statements” of our Form 10-K for the year ended December 31, 2004, and “Statement Re: Computation of Ratio of Earnings to Fixed Charges,” incorporated by reference from Exhibit 12 of our Form 10-K for the year ended December 31, 2004, and (ii) the sections entitled “Item 1. Financial Statements” of our quarterly report for the period ended March 31, 2005, filed on Form 10-Q, and “Statement Re: Computation of Ratio of Earnings to Fixed Charges,” incorporated by reference from Exhibit 12 of our quarterly report for the period ended March 31, 2005, filed on Form 10-Q. The above-referenced financial information is incorporated by reference into this Offer to Exchange Certain Outstanding Options. See “Additional Information” under section 15 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

     MMC was incorporated in the state of Delaware in 1969. Our mailing address and executive offices are located at 1166 Avenue of the Americas, New York, New York 10036-2774. Our phone number is (212) 345-5000.

9.   Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

     A list of our directors and executive officers is attached as Schedule B to this offer to exchange.

     The following table sets forth the beneficial ownership of the company’s executive officers and directors of options outstanding as of May 17, 2005.

Name of Beneficial Owner	Shares Subject to Options Beneficially Owned	Percentage of Eligible Options

Non-employee Directors
Lewis W. Bernard	0	0%
Zachary W. Carter	0	0
Robert F. Erburu	0	0
Oscar Fanjul	0	0
Stephen R. Hardis	0	0
Gwendolyn S. King	0	0
Lord Lang	0	0
David A Olson	0	0
Morton O. Schapiro	0	0
Adele Simmons	0	0

Executive Officers (including the Employee Director†)
Michael A. Beber	135,000	0
Peter J. Beshar	175,000	0
Francis N. Bonsignore	615,000	0
Mathis Cabiallavetta	1,252,000	0
Michael G. Cherkasky†	0	0
Charles A. Davis	1,195,000	0
Simon Freakley	135,000	0
E. Scott Gilbert	50,000	0
Charles E. Haldeman	100,600	0
David J. Morrison	444,000	*
Michael A. Petrullo	135,000	0
Brian M. Storms	200,000	*
Sandra S. Wijnberg	585,000	0
Salvatore D. Zaffino	458,000	*
All directors and executive officers as a group (24 persons)	5,479,600	1.4%

* Represents less than one percent.

     The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to May 17, 2005:

  On March 21, 2005, Adele Simmons sold 10,000 shares of common stock.

  On March 31, 2005, Salvatore Zaffino received a payment under a cash retention award in shares of common stock resulting in the acquisition of 2,146 shares, of which 890 shares were withheld to cover applicable taxes.

  On May 11, 2005, Francis Bonsignore exercised 45,000 stock options, of which 33,877 shares of common stock were sold on the open market and 11,123 shares were withheld to cover applicable taxes.

  On May 15, 2005, the following directors elected to receive their quarterly fee payment in stock units or shares of common stock: Lewis Bernard, 587.10 restricted stock units; Robert Erburu, 648.44 restricted stock units; Stephen Hardis, 674.73 restricted stock units; Oscar Fanjul: 543.29 shares.

  Certain of our executive officers have acquired shares of our common stock or stock units under our defined contribution plans, employee stock purchase plans and nonqualified deferred compensation plans.

     Except as otherwise described above, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by MMC, or to our knowledge, by any executive officer, director, or affiliate of MMC. For more detailed information on the beneficial ownership of our common stock, you can consult the beneficial ownership table on pages 13-14 of our definitive proxy statement for our 2005 annual meeting of stockholders.

     As of May 17, 2005, our executive officers and directors (24 persons) as a group held options outstanding under the Plans to purchase a total of approximately 5,479,600 shares of our common stock. This number represented approximately 5.6% of the shares subject to all options outstanding under the Plans as of May 17, 2005.

10.   Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

     Options we acquire pursuant to this offer will be cancelled promptly following the expiration of this offer. The shares of common stock subject to those options will not be available for future awards except to the extent such shares are reserved for issuance upon exercise of the new options to be granted in connection with this offer.

     We plan to adopt Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123(R)”) no later than July 1, 2005. From the date of the offer until MMC's adoption of FAS 123(R), the options eligible for exchange will be subject to variable accounting. There will be no compensation charges against our earnings unless the price of MMC stock exceeds the exercise price of options subject to the exchange offer prior to MMC's adoption of FAS 123(R). As of the date of MMC's adoption of FAS 123(R), MMC will no longer incur such variable accounting.

11.   Legal Matters; Regulatory Approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of new options as contemplated by this offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept options tendered for exchange and to grant new options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

12.   Material U.S. Federal Income Tax Consequences.

     The following section discusses the material U.S. federal income tax consequences of the exchange of options under the offer. This discussion is based on the U.S. Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of the offer, all of which may change, possibly on a retroactive basis. This section does not discuss other U.S. federal tax consequences (such as employment taxes) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances.

     IF YOU ARE NOT A U.S. PERSON FOR U.S. FEDERAL INCOME TAX PURPOSES AND ARE NOT EMPLOYED IN THE UNITED STATES, THE FOLLOWING SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OPTIONS WILL GENERALLY NOT APPLY TO YOU.

     U.S. Federal Income Tax Consequences of the Exchange of Options. If you tender for cancellation outstanding options in exchange for new options, you will not recognize income for U.S. federal income tax purposes upon the cancellation of the options tendered.

     If you are granted new options, you will not recognize income for U.S. federal income tax purposes upon the grant of the new options. The new options will not be treated as incentive stock options, even if the options that you surrendered were incentive stock options. Instead, the new options granted under the exchange program will be non-qualified stock options. Note that the tax treatment on exercise of non-qualified stock options differs from the tax treatment of incentive stock options. (For further details, see the informational tax letter provided to you with the grant of any incentive stock option.)

     U.S. Federal Income Tax Consequences of New Non-Qualified Stock Options. As described above, the grant of a new non-qualified stock option is not a taxable event for U.S. federal income tax purposes. Upon the transfer of our common stock pursuant to exercise of a new non-qualified stock option (“acquired shares”), you must recognize ordinary compensation income for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of the acquired shares , determined at the date of transfer, over the exercise price of such option. The ordinary compensation income recognized by you will be subject to customary tax withholding.

     Your tax basis in the acquired shares will be equal to the exercise price plus the amount of ordinary income recognized upon exercise. Any gain or loss on a sale or other disposition of the acquired shares will be treated as a capital gain or loss subject to U.S. federal income taxation at the applicable capital gains rate (determined by your holding period measured from the date of transfer of the acquired shares).

     If you deliver previously-owned shares of our common stock (“delivered shares”) to pay any part of the exercise price upon exercise of a new non-qualified stock option, there will be no tax on the tender of the delivered shares. Note, however, that the tax basis of the number of acquired shares equal to the number of delivered shares will be equal to your tax basis in the delivered shares, and the holding period for purposes of determining the applicable capital gains rate with respect to such acquired shares will include your holding period with respect to the delivered shares. Built-in gain from the previously-owned shares will be deferred until the time of sale of the newly acquired shares. Using previously-owned shares, however, will not affect the amount of taxable compensation income recognized from your exercise. Your tax basis in the number of acquired shares that exceeds the number of delivered shares will be equal to the amount of ordinary compensation income recognized plus any cash paid at exercise, and the holding period for subsequent capital gains rate determination will be measured from the transfer date.

     BECAUSE EACH OF YOU IS IN A DIFFERENT FINANCIAL SITUATION, WE SUGGEST THAT YOU CONSULT WITH YOUR PERSONAL FINANCIAL AND TAX ADVISORS BEFORE DECIDING TO PARTICIPATE IN THE EXCHANGE.

13.   Extension of Offer; Termination; Amendment.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, before the expiration time, including the expiration time as extended to terminate or amend this offer or to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer.

     Amendments to this offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced expiration time. Any public announcement made pursuant to this offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

     If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer to the extent legally required. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this offer following a material change in the terms of this offer or information concerning this offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a)	we increase or decrease the amount of consideration offered for the options;

(b)	we decrease the number of options eligible to be elected for exchange in this offer; or

(c)	we increase the number of options eligible to be elected for exchange in this offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase;

and if this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified above in this section, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of such notice.

14.   Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer.

15.   Additional Information.

     We recommend that, in addition to this offer to exchange and the election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

     (a) MMC’s Annual Report on Form 10-K, as amended, for the period ended December 31, 2004 (File No. 001-05998).

     (b) MMC’s Definitive Proxy Statement for the 2005 Annual Meeting of Stockholders (File No. 001-05998).

     (c) MMC’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 (File No. 001-05998).

     (d) MMC’s registration statements on Forms S-8 (File Nos. 333-41830 and 333-41832) (registering shares to be granted under the Plans), filed with the SEC on July 20, 2000.

     (e) Description of our common stock and preferred stock purchase rights contained in our registration statement on Form 8-A/A Amendment No. 2, dated June 20, 2002, including any further amendment or reports filed for the purpose of updating such description.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

     Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

     Our common stock is quoted on the New York Stock Exchange under the symbol “MMC” and our SEC filings can be read at the following New York Stock Exchange address:

New York Stock Exchange
11 Wall Street
New York, New York 10005

     We will also provide, without charge, to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Marsh & McLennan Companies, Inc.
Attention: MMC Global Compensation
1166 Avenue of the Americas
New York, New York 10036-2774

or by telephoning us at (212) 345-5000.

     The information contained in this offer to exchange about MMC should be read together with the information contained in the documents to which we have referred you.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

16.   Miscellaneous.

     This offer to exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

     We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED STOCK OPTION EXCHANGE FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Marsh & McLennan Companies, Inc.
June 9, 2005

SCHEDULE A

CONDITIONS OF THIS OFFER

     Notwithstanding any other provision of this offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on and after May 23, 2005 and prior to the expiration time any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this offer, the acceptance for exchange or cancellation of some or all of the options elected for exchange pursuant to this offer or the issuance of new options;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

     (i) make the acceptance for exchange of, or issuance of new options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this offer;

     (ii) delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue new options for some or all of the options elected for exchange; or

     (iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of MMC;

     (c) there shall have occurred:

     (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

     (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

     (iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

     (iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

     (v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of MMC or on the trading in our common stock;

     (vi) in the case of any of the foregoing existing at the time of the commencement of this offer, a material acceleration or worsening thereof; or

     (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 23, 2005;

Sch. A-1

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

     (i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 23, 2005;

     (ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 23, 2005 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

     (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

     (e) any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of MMC that, in our reasonable judgment, is or may have a material adverse effect on MMC.

     The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the expiration time, in our reasonable discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

Sch. A-2

SCHEDULE B
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF MMC INC.

     The directors and executive officers of MMC and their positions and offices as of May 23, 2005 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD

Non-employee Directors
Lewis W. Bernard	Director
Zachary W. Carter	Director
Robert F. Erburu	Director
Oscar Fanjul	Director
Stephen R. Hardis	Director
Gwendolyn S. King	Director
Lord Lang	Director
David A Olson	Director
Morton O. Schapiro	Director
Adele Simmons	Director

Executive Officers (including the
Employee Director*)
Michael A. Beber	Senior Vice President and Chief Strategic Development Officer of MMC
Peter J. Beshar	Senior Vice President, General Counsel and Corporate Secretary of MMC
Francis N. Bonsignore	Senior Vice President, Executive Resources and Development of MMC
Mathis Cabiallavetta	Chairman of MMC International
Michael G. Cherkasky*	Director, President and Chief Executive Officer of MMC and Chairman and Chief Executive Officer of Marsh Inc.
Charles A. Davis	Chairman and Chief Executive Officer of MMC Capital
Simon Freakley	President and Chief Executive Officer of Kroll, Inc.
E. Scott Gilbert	Senior Vice President and Chief Compliance Officer of MMC
Charles E. Haldeman	President and Chief Executive Officer of Putnam Investments
David J. Morrison	President and Chief Executive Officer of Mercer Management Consulting
Michael A. Petrullo	Senior Vice President and Chief Administrative Officer of MMC
Brian M. Storms	President and Chief Executive Officer of Mercer Human Resource Consulting
Sandra S. Wijnberg	Senior Vice President and Chief Financial Officer of MMC
Salvatore D. Zaffino	Chairman and Chief Executive Officer of Guy Carpenter & Company, Inc.

     The address of each director and executive officer is: c/o Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774.

Sch. B-1

SCHEDULE C

SUMMARY FINANCIAL INFORMATION OF MMC INC.
(in millions, except per share data)

	For the year ended December 31		For the three months ended March 31,

	2004	2003	2005	2004

Income Statement Data
Operating revenue	$12,159	$11,544	$3,182	$3,196
Operating expenses	11,511	9,048	2,910	2,423

Operating income	$648	$2,496	$272	$773

Income before taxes and minority interest	450	2,335	212	728

Net income	176	1,540	134	446

Basic net income per share	$.33	$2.89	$.25	$.85
Diluted net income per share	$.33	$2.81	$.25	$.83

Average number of shares outstanding (basic)	526	533	531	525
Average number of shares outstanding (diluted)	535	548	536	540

Other Data
Ratio of earnings to fixed charges	2.2	7.8	2.8	2.2

	For the year ended December 31		For the three months ended March 31,

	2004	2003	2005	2004

Balance Sheet Data
Total current assets	$4,887	$3,848	$4,209	$4,887
Other assets(1)	13,450	11,205	13,338	13,450

Total assets	$18,337	$15,053	$17,547	$18,337

Total current liabilities	$4,735	$3,659	$4,066	$4,735
Other liabilities(2)	8,546	5,943	8,453	8,546
Total stockholders’ equity	5,056	5,451	5,028	5,056

Total liabilities and stockholders’ equity	$18,337	$15,053	$17,547	$18,337

Book value per share	$9.60	$10.35	$9.48	$9.66

(1)	Comprised of (i) goodwill and intangible assets, (ii) fixed assets, net, (iii) long-term investments, (iv) prepaid pension and (v) other assets.

(2)	Comprised of (i) fiduciary liabilities less cash and investments held in a fiduciary capacity, (ii) long-term debt, (iii) regulatory settlements, (iv) pension, postretirement and post employment benefits and (v) other liabilities.

Sch. C-1